Exhibit 99.1 Norwood Financial Corp Extends its Pennsylvania Presence with Strategic Acquisition of PB Bankshares, Inc. J u l y 7 , 2 0 2 5

Forward-looking Statements and Additional Information 2

Forward-looking Statements and Additional Information 3

The Combination of Two Highly Complementary Franchises ▪▪ ▪ ▪ ▪ ▪ 4

Transaction Impacts: Financially Compelling

Expected Financial Impact

Valuation & Transaction Metrics		***Bank Capital Ratios at Closing***
106.6% Price / Tangible Book Value	**10.3%** 2026 EPS Accretion[1]	**10.9%** CET1 Ratio
9.4x Price / '26E Earnings (Incl. Cost Saves)[2]	**10.4%** 2027 EPS Accretion[1]	**8.6%** Leverage Ratio
2.3% Core Deposit Premium	**4.2%** TBV Dilution	**12.0%** Total Risk-Based Capital Ratio
0.83x Pay-to-Trade Ratio	**2.5 Years** TBV Dilution Earnback[3]	**179.6%** CRE / Total RBC Ratio

Benefits of the Transaction

The combination creates significant value for both NWFL and PBBK shareholders by …

- Expanding NWFL's footprint into Central & Southeastern Pennsylvania
- Increasing the product offerings across both platforms
- Enabling significant cross selling opportunities
- Providing PBBK with additional resources and a materially higher lending limit to expand its existing loan relationships
- Utilizing the size and scale of the NWFL platform to retain key relationships which were previously participated out
- Gaining additional market share and expanding into attractive neighboring markets
- Strengthening the financial performance of the combined organization
- Broadening the combined organization's talent pool and providing retained PBBK team members with expanded career growth opportunities

Note: Pricing based on NWFL's closing stock price of $26.65 per share, as of July 3, 2025
1) For illustrative purposes, assumes transaction closes on January 1, 2026, cost savings are 85% phased-in during the first full year of operations, and 100% phased-in during the second full year and excludes one-time deal costs
2) Assumes 32.5% net cost savings are fully phased-in
3) Crossover method; Excluding CECL double count, which is expected in calendar year 2027 (early adoption in 2025 or 2026), TBV dilution earnback would measure 2.3 yrs

5

Overview of PB Bankshares, Inc. ▪ ▪ ▪ ▪ ▪ ▪ ▪ 6

Transformative Geographical Expansion The acquisition of PBBK provides Norwood with a strategic foothold in desirable Central and Southeastern Pennsylvania markets. In addition to PBBK’s brick and mortar footprint, the company will provide Norwood with a talented lending team with key commercial relationships in competitive markets. Norwood’s larger platform will provide existing PBBK bankers with the leverage to service larger clients. The pro forma bank will be adequately positioned to expand in the acquired markets. NWFL is a comprehensive financial services platform with 30 offices across Pennsylvania and New York. The company has been a symbol of strength, safety and security for the communities, customers and stockholders they serve for over 150 years. NWFL looks forward to supporting PBBK and providing white glove service to new and existing clients in Central and Southeastern Pennsylvania. 7

Expansion in Desirable Markets 8

MRQ & Combined Balance Sheet Composition 9

MRQ & Combined Balance Sheet Composition 10

Transaction Structure • • • • • • • • • • • • • • • 11

Financial Assumptions • • • • • • ➢ ➢ • • • • • • 12

Disciplined Yet Opportunistic Growth Strategy 13

Thorough Due Diligence Process • • • • • • • 14

Tangible Book Value Dilution Reconciliation 1 1 16

Illustrative PF Net Income & EPS Accretion Reconciliations 17

PBBK: Non-GAAP Reconciliations 18

PBBK: Non-GAAP Reconciliations (Continued) 19

PBBK: Non-GAAP Reconciliations (Continued) 20

Thank You